EXHIBIT 99.1

ADDENDUM TO TENTH AMENDMENT TO

INVESTOR AGREEMENT

This Addendum to the Tenth Amendment to Investment Agreement (this “Addendum”) is made as of this 16th day of January, 2015 by and between Desert Hawk Gold Corp., a Nevada corporation (the “Company”), and DMRJ Group I LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Company and the Investor are parties to a certain Investment Agreement, dated July 14, 2010, which included a first, second, third, fourth, fifth, sixth, seventh, eighth, ninth, and tenth amendment (collectively the “Investment Agreement”);

WHEREAS, Paragraph 3 of the Fourth Amendment will be removed effective as of the signing of the Tenth Amendment on February 19, 2014. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Investment Agreement.

WHEREAS, the parties have memorialized this understanding in emails but would like to add it as an addendum to the Tenth Amendment.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt to which is hereby acknowledged, and pursuant to the provisions of Section 9.01 of the Investment Agreement, the parties hereby agree as follows:

1.

Removal of Paragraph 3 of the Fourth Amendment. In Paragraph 3 of the Fourth Amendment, it provides that the Yellowhammer Advance and the April Term Loan Advances may be converted, at the option of the Investor, into shares of the Company. This could give the Investor more than 67% ownership of the Company. This was never the parties’ intent and accordingly Paragraph 3 of the Fourth Amendment is removed in its entirety to accurately reflect the parties understanding of the agreement. The parties agree that such conversion right is terminated. To the extent terms defined in Paragraph 3 of the Fourth Amendment are used in the Fifth, Sixth, Seventh, Eighth, Ninth or Tenth, Amendments, the definitions of those terms will survive this Addendum.

2.

Remaining Provisions Valid. All of the other terms and conditions set forth in the Investor Agreement, remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum to the Tenth Amendment the day and year first above written.

DESERT HAWK GOLD CORP

DMRJ GROUP, INC.

By: /s/ Richard Havenstrite

By: /s/ Daniel Small

Name: Richard Havenstrite

Name: Daniel Small

Title: President

Title: Managing Director